                                                                    EXHIBIT 99.4




June 1, 2000

Via Facsimile (770) 261-3636

Accord Networks, Ltd.


This letter confirms that France Telecom consents to the use of the attached case study in a potential public disclosure or filing made by Accord.


/s/ Marilyne Durand
-----------------------------

Marilyne Durand
Product Communication Manager
-----------------------------
Printed Name & Title


FRANCE TELECOM-Branche Enterprises
Division Services Vocaux et Reseaux
Services de Teleconference
18 bd Vauginard - 75745 Paris Cedex 15

France Telecom

France Telecom, one of the world's leading telecommunications carriers, has chosen our system to support its on-demand visual communications service offerings. This service, which France Telecom began offering in the first quarter of 2000, will allow people to initiate and control their own on-demand sessions without the need of an operator and without reserving a session in advance. France Telecom believes that this service is the first step toward a variety of applications for businesses and consumers that will extend their visual communications service offerings beyond traditional videoconferencing.